Remote Dynamics, Inc.
200 Chisholm Place, Suite 120
Plano, TX 75075

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March 18, 2009

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Attn:      Celeste M. Murphy
Legal Branch Chief

Re:         Remote Dynamics, Inc.
Preliminary Information Statement on Schedule 14C
Filed March 5, 2009
File No. 0-26140

Ladies and Gentlemen:

In connection with our correspondence filed March 16, 2009, Remote Dynamics, Inc. (the “Company”) acknowledges that:

•	The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

By:	/s/ David Walters
David Walters
Chairman